SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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San Diego Gas & Electric Company,

Southern California Gas Company and Pacific Enterprises

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SAN DIEGO GAS & ELECTRIC COMPANY

SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises will be held on June 14, 2010, at 3:00 p.m. at the executive offices of San Diego Gas & Electric Company, 8330 Century Park Court, San Diego, California. Each of the companies is a subsidiary of Sempra Energy.

The Annual Meeting of each company will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 26, 2010, are entitled to notice of and to vote at the Annual Meeting of each company of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the companies do not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 26, 2010) to be admitted.

Additional information regarding each of the companies is included in its Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Sempra Energy website at www.sempra.com under the “Investor” and “Company SEC Filings” tabs. Each company will furnish a copy of its 2009 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary at 101 Ash Street, San Diego, California, 92101-3017. Information on the website does not constitute part of this Information Statement.

Jennifer F. Jett

Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises are providing this Information Statement to their shareholders in connection with their respective Annual Meetings of Shareholders to be held on June 14, 2010. The Notice of Annual Meeting and Information Statement and the annual report to shareholders are being mailed to shareholders beginning April 29, 2010.

THE COMPANIES

San Diego Gas & Electric Company, which we refer to as SDG&E, and Southern California Gas Company, which we refer to as SoCalGas, are indirect investor-owned public utility subsidiaries of Sempra Energy. Pacific Enterprises, which we refer to as PE, is a direct subsidiary of Sempra Energy and the parent corporation of SoCalGas. We refer to SDG&E and SoCalGas collectively as the Sempra Energy utilities. We refer to the three companies collectively as the companies.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California, 92123-1530. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California, 90013-1046. Its telephone number is (213) 244-1200.

PE’s principal executive offices are located at 101 Ash Street, San Diego, California, 92101-3017. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

SDG&E’s Board of Directors has fixed April 26, 2010, as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. On that date, SDG&E’s outstanding shares consisted of 116,583,358 shares of common stock, 1,373,770 shares of cumulative preferred stock and 2,040,000 shares of preference stock. All SDG&E common stock is owned by Enova Corporation, a wholly-owned direct subsidiary of Sempra Energy.

In electing directors, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote for each of the four director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote. Shares of preference stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 97% of SDG&E’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

SoCalGas’ Board of Directors has fixed April 26, 2010, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by PE.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

PE

PE’s Board of Directors has fixed April 26, 2010, as the record date for determining the shareholders of PE entitled to notice of and to vote at the PE Annual Meeting. On that date, PE’s outstanding shares consisted of 83,917,664 shares of common stock, all of which is owned by Sempra Energy, and 800,253 shares of preferred stock, all of which is publicly held.

In electing directors, each share is entitled to one vote for each of the four director positions, but cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of PE owned by Sempra Energy represent over 99% of PE’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the PE Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of SDG&E, SoCalGas and PE are managed and all corporate powers are exercised under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws.

Board of Directors

Board Meetings; Annual Meetings of Shareholders

During 2009, the board of SDG&E held 14 meetings and acted 5 times by unanimous written consent; the board of SoCalGas held 11 meetings and acted 4 times by unanimous written consent; and the board of PE held 9 meetings and acted twice by unanimous written consent. Each director attended at least 75% of the meetings.

The Annual Meetings of Shareholders of SDG&E, SoCalGas and PE are business-only meetings without presentations by management. The companies do not encourage attendance at the meetings by public shareholders. Last year, all of the directors attended the meetings.

Board Composition; Organizational Changes

SDG&E, SoCalGas and PE announced various organizational changes in connection with SDG&E’s and SoCalGas’ shift toward individualizing the leadership of their respective organizations and away from the historical practice of combining numerous officer functions within the companies. The goal of this realignment is to enhance leadership development, facilitate succession planning and provide direct organizational responsibilities and accountability.

As a part of this realignment, on January 20, 2010, Jeffrey W. Martin resigned as a member of the Boards of Directors of SDG&E, SoCalGas and PE. Mr. Martin was at the time Vice President – Investor Relations of Sempra Energy and resigned as a director of SDG&E, SoCalGas and PE in order to devote additional time transitioning into his new position as President and Chief Executive Officer of Sempra Generation. Sempra Generation is a subsidiary of Sempra Energy.

Effective April 3, 2010 and in connection with the organizational changes, Debra L. Reed and Michael R. Niggli resigned from the boards of SDG&E, SoCalGas and PE and new directors were elected to the boards. Ms. Reed also relinquished her officer positions with the companies to become an Executive Vice President of Sempra Energy. Mr. Niggli relinquished his position as Chief Operating Officer of SoCalGas and PE, remained the Chief Operating Officer of SDG&E and took on the additional position of President of SDG&E.

Also on April 3, 2010, Javade Chaudhri, Executive Vice President and General Counsel of Sempra Energy, Joseph A. Householder, Senior Vice President and Chief Accounting Officer of Sempra Energy, and Mark A. Snell, Executive Vice President and Chief Financial Officer of Sempra Energy, were elected to the boards of SDG&E, SoCalGas and PE. On that date, Jessie J. Knight, Jr. became the Chief Executive Officer and Chairman of the Board of Directors of SDG&E and was elected to the SDG&E board, and Michael W. Allman became the Chief Executive Officer, President and Chairman of the Boards of Directors of SoCalGas and PE and was elected to the boards of SoCalGas and PE.

Leadership Structure

The Chief Executive Officer of each company also serves as the Chairman of the company’s Board of Directors. As subsidiaries of Sempra Energy, SDG&E, SoCalGas and PE are not subject to stock exchange listing standards requiring independent directors and various board committees. All of the directors of the three companies also are officers of the companies or Sempra Energy and, as such, none is an independent director. The boards of the companies do not maintain any committees.

Nominees for election as directors are determined by the board of each company, and the boards will not consider director candidates recommended by shareholders other than their respective direct and indirect parent companies. The board of each company consists of the Chief Executive Officer of the company and three senior officers of Sempra Energy with varying professional and business expertise. Diversity is not otherwise considered in selecting directors of the companies.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees composed solely of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of the companies, and officers of the companies also are subject to Business Conduct Guidelines that apply to all employees of the companies.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the Board of Directors of each company. The boards review and oversee strategic, financial and operating plans that generally are intended to provide reliable earnings with modest risk. The management of each company is responsible for identifying and moderating risk in a manner consistent with these goals. SDG&E and SoCalGas each have a board-established Risk Management Committee composed of members of management that is responsible for the oversight of risk management within the company’s gas and electric procurement departments, as applicable. The respective boards fulfill their risk oversight function through management reports directly to the boards.

Review of Related Person Transactions

Securities and Exchange Commission rules require each company to disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. Each Board of Directors has adopted a written policy that requires the board to review any such “related person transaction” before the company enters into the transaction. Except for the transaction described below, there have been no transactions or proposed transactions requiring such review during 2009 or 2010.

In August 2009, Jeffrey W. Martin, then a director of SDG&E, advised the SDG&E Board of Directors of a potential related person transaction between SDG&E and CleanTECH San Diego Association (d.b.a. Clean Enterprise Program), a non-profit company of which Mr. Martin’s spouse, Lisa Bicker, is President and Chief Executive Officer. The proposed transaction was for marketing services provided by CleanTECH to SDG&E in connection with SDG&E energy efficiency programs. Mr. Martin confirmed that he had no knowledge regarding the specifics of the transaction other than what had been reported to the board and that he had no part in securing or negotiating the transaction. He also advised the board that his spouse’s interest in the transaction arose only from her position as an officer of CleanTECH and that she had no financial interest in the transaction.

Following full discussion, the disinterested members of the board, with Mr. Martin abstaining, approved the CleanTECH transaction. In December 2009, the board reviewed and approved, with Mr. Martin abstaining, an extension of the CleanTECH agreement. The total contract price, as amended, was $173,000.

Communications with the Board

Shareholders or interested parties who wish to communicate with the boards of the companies or an individual director may do so by writing directly to the board or the director at the address of the applicable company set forth under the caption “The Companies.”

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SDG&E, SoCalGas and PE, are expected to attend the Annual Meetings of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy.

The following table shows the fees paid to Deloitte & Touche for services provided to SDG&E, SoCalGas and PE for 2009 and 2008 (in thousands of dollars).

	SoCalGas and PE				SDG&E
	2009		2008		2009		2008
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$2,045		$1,712		$1,802		$1,712
SEC Filings and Related Services	6		33		50		40

Total Audit Fees	2,051	96%	1,745	95%	1,852	86%	1,752	89%

Audit-Related Fees
Employee Benefit Plan Audits	92		90		92		90
Other Audit-Related Services	—		—		64		—

Total Audit-Related Fees	92	4%	90	5%	156	7%	90	5%

Tax Fees
Tax Planning and Compliance	—		—		143		119
Other Tax Services	—		—		—		—

Total Tax Fees	—		—		143	7%	119	6%

All Other Fees	—		—		—		—

Total Fees	$2,143		$1,835		$2,151		$1,961

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including the companies. Sempra Energy’s board has determined that each member of its Audit Committee is an independent director and is financially literate, and that the chair of the committee is an audit committee financial expert.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed and discussed the audited financial statements of the respective companies for the year ended December 31, 2009, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The boards also have discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board. They also have received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board with respect to their independence.

Based on these considerations, the Boards of Directors directed that the audited financial statements of the companies be included in their joint Annual Report on Form 10–K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS1

Debra L. Reed, Chair

Michael R. Niggli

February 11, 2010

[1]	Ms. Reed and Mr. Niggli resigned from the Boards of Directors on April 3, 2010. See “Board Composition; Organizational Changes” on page 3 for details regarding changes in the boards’ composition.

SHARE OWNERSHIP

All of the outstanding SDG&E common stock is owned by Enova Corporation and all of the outstanding SoCalGas common stock is owned by PE. All of the outstanding common stock of both Enova Corporation and PE is owned by Sempra Energy. None of the directors or officers of the companies owns any preferred or preference shares of the companies.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on April 12, 2010, by each director of the companies, by each executive officer of the companies named in the compensation tables of this Information Statement, and by all current directors and executive officers of the companies as a group. The total shares in each group, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Share Ownership	Current Beneficial Holdings (A)	Shares Subject To Exercisable Options (B)	Phantom Shares (C)	Total
Michael W. Allman	33,776	76,600	3,915	114,291
Jessie J. Knight, Jr.	15,654	18,900	1,240	35,794
Javade Chaudhri	68,331	68,775	3,076	140,182
Joseph A. Householder	37,323	57,625	3,442	98,390
Mark A. Snell	109,076	137,875	4,694	251,645
Debra L. Reed	68,195	136,375	12,081	216,651
Michael R. Niggli	117,232	122,300	5,843	245,375
Lee M. Stewart	18,229	21,675	7,614	47,518
Anne S. Smith	18,650	40,700	1,578	60,928
Robert M. Schlax	6,174	9,850	3,226	19,250
Current SDG&E Directors and Executive Officers as a group (10 persons) (D)	466,135	518,575	31,197	1,015,907
Current SoCalGas Directors and Executive Officers as a group (10 persons) (D)	396,810	509,900	32,244	938,954
Current PE Directors and Executive Officers as a group (6 persons) (D)	273,330	391,425	19,931	684,686

(A)	Includes unvested shares of restricted stock that may be voted but are not transferable until they vest. These total 15,179 shares for Mr. Allman; 13,228 shares for Mr. Knight; 24,287 shares for Mr. Chaudhri; 25,632 shares for Mr. Householder; 44,714 shares for Mr. Snell; 23,094 shares for Ms. Reed; 18,107 shares for Mr. Niggli; 10,409 shares for Mr. Stewart; 9,758 shares for Ms. Smith; 4,445 shares for Mr. Schlax; 164,457 shares for all SDG&E directors and executive officers as a group; 162,180 shares for all SoCalGas directors and executive officers as a group; and 124,015 shares for all PE directors and executive officers as a group.

(B)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares track the performance of Sempra Energy common stock but cannot be voted or transferred.

(D)	All of the individuals named in the table that are included in these groups are directors and officers of all three companies except for Mr. Allman who is a director and officer of only SoCalGas and PE, Mr. Knight who is a director and officer of only SDG&E, Mr. Niggli who is an officer of only SDG&E, Mr. Stewart who is an officer of only SoCalGas and Ms. Smith who is an officer of only SoCalGas and PE.

Sempra Energy has approximately 215,000 shareholders. The only person known to Sempra Energy to own beneficially more than 5% of Sempra Energy’s outstanding shares is BlackRock, Inc., 40 East 52nd Street, New York, New York. BlackRock has reported that at December 31, 2009, it and related entities beneficially owned 20,017,555 shares of Sempra Energy common stock for which they had sole voting and dispositive power. These shares represent approximately 8% of Sempra Energy’s outstanding shares.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 17,131,280 shares of Sempra Energy common stock (approximately 7% of the outstanding shares) for the benefit of employees as of April 12, 2010.

Directors and executive officers of each of the companies are required to file reports with the Securities and Exchange Commission regarding their ownership of shares of the companies of which they are an officer or director. Based solely on a review of copies of the reports that have been furnished to the companies and representations from directors and executive officers that no other reports were required, the companies believe that all filing requirements applicable to their respective directors and officers were timely met during 2009.

ELECTION OF DIRECTORS

At the Annual Meeting of each company, four directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the respective companies. Votes against the directors and votes withheld will have no legal effect.

Messrs. Chaudhri, Householder and Snell serve on the board of each company. In addition, Mr. Allman serves on the boards of SoCalGas and PE, and Mr. Knight serves on the board of SDG&E. The four current directors of each company have been nominated for re-election to the respective boards.

The name of each nominee, biographical information regarding each nominee and a description of each nominee’s specific experience and attributes that make him a well qualified and valuable board member are set forth below. With the exception of Mr. Knight, who joined Sempra Energy in 2006, the directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Michael W. Allman, 49, became a director and the Chief Executive Officer, President and Chairman of the Board of Directors of SoCalGas and PE on April 3, 2010. Prior to that, he was a Vice President of Sempra Energy. From 2006 to early 2010, Mr. Allman was the President and Chief Executive Officer of Sempra Generation, a subsidiary of Sempra Energy. From 2005 to 2006, Mr. Allman served as Vice President and Chief Financial Officer of Sempra Energy’s competitive energy businesses.

Mr. Allman has extensive experience developing and managing large natural gas and renewable energy facilities, broad knowledge of the natural gas industry, a background in finance and significant executive experience.

Jessie J. Knight, Jr., 59, became a director and the Chief Executive Officer and Chairman of the Board of Directors of SDG&E on April 3, 2010. Prior to that, he was the Executive Vice President – External Affairs of Sempra Energy. From 1999 until joining Sempra Energy in 2006, Mr. Knight was the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce. Mr. Knight is a director of the Seattle-based Alaska Air Group.

Mr. Knight has a keen understanding of the San Diego region and how to work with diverse community groups to achieve a common goal. Prior to joining Sempra Energy, Mr. Knight bolstered his familiarity with local customers’ perspectives through his leadership of the San Diego Regional Chamber of Commerce. Before that, he served as a commissioner for the California Public Utilities Commission, gaining knowledge of California’s energy and regulatory environment.

Javade Chaudhri, 57, became a director of SDG&E, SoCalGas and PE on April 3, 2010. He is an Executive Vice President and the General Counsel of Sempra Energy.

Mr. Chaudhri has extensive experience in legal affairs and compliance matters gained from his many years as a practicing attorney. Prior to joining Sempra Energy, he served as general counsel of Gateway Inc. and before that was a partner at several prominent law firms.

Joseph A. Householder, 54, became a director of SDG&E, SoCalGas and PE on April 3, 2010. He is a Senior Vice President and the Chief Accounting Officer and Controller of Sempra Energy.

Prior to joining Sempra Energy, Mr. Householder was a partner at PricewaterhouseCoopers’ national tax office and served as vice president of corporate development and assistant chief financial officer at Unocal. Mr. Householder has in-depth knowledge of corporate accounting, tax and compliance practices, particularly within the energy industry.

Mark A. Snell, 53, became a director of SDG&E, SoCalGas and PE on April 3, 2010. He is an Executive Vice President and the Chief Financial Officer of Sempra Energy. Mr. Snell is a director of Denver-based Venoco, Inc.

Prior to assuming his current role with Sempra Energy, Mr. Snell oversaw Sempra Energy’s natural gas infrastructure businesses. Before joining Sempra Energy, Mr. Snell held chief financial positions at the water management firm Earth Tech, the engineering firm Dames and Moore, and the law firm Latham & Watkins.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Sempra Energy utilities are indirect subsidiaries of Sempra Energy. All of the executive officers of PE are also executive officers of SoCalGas and do not receive additional compensation for their services as officers of PE.

What information is provided in this section?

In this Compensation Discussion and Analysis, the compensation philosophy of the Sempra Energy utilities is outlined and each element of executive pay, including base salaries, short- and long-term incentives and executive benefits, is described. This section also describes how the Sempra Energy utilities manage risk in their compensation programs.

What is the compensation philosophy?

The compensation philosophy of the Sempra Energy utilities emphasizes:

•	Pay-for-performance
•	Performance-based incentives aligned with shareholders
•	Balance between short- and long-term incentives
•	More pay tied to performance at higher levels of responsibility

The Sempra Energy utilities’ executive compensation programs align pay with short- and long-term company performance. They also support the attraction, motivation and retention of key executive talent and promote strong, sustainable long-term performance. Program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics
•	Aligning compensation with company performance and the interests of shareholders
•	Motivating executives to achieve superior performance
•	Strongly linking executive compensation to both annual and long-term company and individual performance

Company performance is the key indicator of whether the programs are effective. The Sempra Energy utilities use earnings and operational measures as the primary measures of company performance in their annual incentive plans.

Labor Market Benchmarking

How is external market data used in determining pay?

External market data is used to align compensation levels, in total and by component, with the labor market. The Sempra Energy utilities view the labor market for their most senior positions as a nationwide, broad cross-section of companies in various industries.

National benchmark data is gathered annually by Hewitt Associates, an internationally recognized compensation and benefits consulting firm, and through other executive compensation surveys. During this benchmarking process, the Sempra Energy utilities:

•	Review external market data from Hewitt’s Total Compensation Database covering 167 non-financial Fortune 500 companies. Data for utility-specific positions is also reviewed periodically.
•

Review summary statistics and statistics adjusted for company size with the goal of managing total pay opportunities to the median of this data. Actual total pay levels will rise above or fall below that standard as a result of company and individual performance.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

Compensation Components

The primary components of the Sempra Energy utilities’ compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term Sempra Energy equity-based incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

Managing Risk in Compensation Plans

The Sempra Energy utilities manage the risk inherent in incentive compensation plans by balancing short- and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through the incentive plan design and selection of the performance measures.

Long-term incentive awards:

•

Provide for a four-year performance period for Sempra Energy restricted stock unit grants. This time period is consistent with the typical development time period for the Sempra Energy utilities’ major capital investment projects.

•	Use a market-based measure, Sempra Energy total shareholder return, for restricted stock grants.
•	Measure Sempra Energy total shareholder return against the S&P Utilities Index rather than against a peer group selected by the companies.

Annual bonus plans:

•

Provide for a symmetrical payout scale, with no payout for performance at threshold. There are no “cliffs” in the payout scale. An example of a cliff is a scale that pays 50% for threshold performance and 0% for performance below threshold. Cliffs create pressure points that may encourage unintended results.

•

Select financial performance measures, Sempra Energy utilities’ earnings before interest and taxes and Sempra Energy consolidated earnings that are based on the earnings reported in the financial statements. Adjustments are limited and made only after thoughtful consideration.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 1 shows each component of CEO total pay at target company performance.

Figure 1.

The table below shows the percent of total pay at company target performance that comes from each major pay component. The Sempra Energy utilities’ pay mix aligns executive pay with the interests of shareholders by providing a much greater portion of pay through performance-based annual and long-term incentives rather than base salary. This means that most pay is variable and will go up or down with company performance.

Pay Components of Total Compensation	Base Salary	Annual Bonus at Target	Long-Term Incentives at Target

Debra L. Reed	29%	18%	53%
Michael R. Niggli	29%	18%	53%
Lee M. Stewart	37%	19%	44%
Anne S. Smith	37%	19%	44%
Robert M. Schlax	43%	19%	38%

Table 1.

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of company performance, which greatly affects annual bonuses and the value of long-term incentives.

1. Base Salaries

The Sempra Energy utilities’ executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards under the Sempra Energy Long Term Incentive Plan. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for the executive officers are targeted at the median of those for Fortune 500 companies. Using national general industry comparisons helps attract and retain top-quality executive talent from a broad range of backgrounds.

The boards annually review base salaries for executive officers, and consider the following:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance	• Retention needs • Experience • Complexity and importance of roles and responsibilities • Succession planning • Internal equity

Base Salary Adjustments for 2009

Based on a review of market data, performance and internal equity, base salary adjustments were made on January 1, 2009. The base salary of the Sempra Energy utilities’ Chief Executive Officer was increased by 3.53% to $595,400. Increases for other executive officers ranged from 1.95% to 3.43%.

2. Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the Boards of Directors establish performance guidelines for annual bonuses. Consistent with the boards’ pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from 0% for performance at the threshold level to 200% for performance at maximum.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each executive officer’s base salary. The table below illustrates how these percentages vary with the individual officer’s position and attainment of goals.

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum

Debra L. Reed	0%	60%	120%
Michael R. Niggli	0%	60%	120%
Lee M. Stewart	0%	50%	100%
Anne S. Smith	0%	50%	100%
Robert M. Schlax	0%	45%	90%

Table 2.

Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies. Target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at Fortune 500 companies. Bonus payouts at maximum approximate the 75th percentile of bonus payouts among peer companies.

What were the annual bonus performance goals for the named executive officers?

The Sempra Energy utilities’ Boards of Directors selected the Sempra Energy utilities’ earnings before interest and taxes (EBIT), operational measures and Sempra Energy earnings as the performance measures for the 2009 bonus plan. The relative weights of these measures as a percentage of the overall target were 55%, 15% and 30%, respectively.

The table below shows the financial criteria for 2009 bonuses in millions of dollars:

2009 Financial Goals for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum

Sempra Energy utilities’ EBIT	$1,040	$1,085	$1,130
Sempra Energy Earnings	$675	$750	$825

Table 3.

The Sempra Energy utilities’ earnings before interest and taxes target of $1,085 million was based on their annual financial plan. The Sempra Energy earnings target of $750 million was based on anticipated business unit earnings, excluding earnings from the RBS Sempra Commodities joint venture.

Results for the financial performance measures were based on the amounts reported in the financial statements of the Sempra Energy utilities and Sempra Energy with the following exclusions:

•	Any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis
•	Positive or negative impact of any major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year

Earnings for bonus purposes include 10% of the value of any gains or losses for the sale of assets or write-down of assets in connection with a sale. The Boards of Directors believe that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

Targets for the Sempra Energy utilities’ operational measures were based on maintaining or improving safety, customer satisfaction, supplier diversity and the completion of major projects.

2009 Performance-Based Annual Bonus Payments

The Sempra Energy utilities’ EBIT for bonus purposes was $1.113 billion and overall performance for utility operational measures exceeded target. Sempra Energy 2009 earnings for bonus purposes were $798 million.

As a result, overall performance for the Sempra Energy utilities’ 2009 bonuses was at 158.56% of targeted performance levels. Based on this performance and their consideration of the contributions of each executive officer, the Boards of Directors approved the payment of the annual bonuses shown in the following table.

Bonuses Paid for 2009 Performance	Base Salary at Year-End 2009	x	Bonus Percentage	=	Bonus*

Debra L. Reed	$595,400		95.15%		$566,500
Michael R. Niggli	$466,400		95.15%		$443,800
Lee M. Stewart	$340,300		79.28%		$269,800
Anne S. Smith	$331,900		79.30%		$263,200
Robert M. Schlax	$266,700		71.35%		$190,300

Table 4.

3. Long-Term Equity-Based Incentives

Long-term Sempra Energy equity-based incentives are the largest single component of each executive officer’s compensation package. (See Table 5 for these percentages.)

Performance is measured over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, the Sempra Energy utilities believe that a four-year performance period for long-term incentives promotes a long-term strategic focus.

What type of equity is granted?

In 2009, the grant date fair value of long-term incentive plan awards was 80% in Sempra Energy performance-based restricted stock units (RSUs) and 20% in Sempra Energy nonqualified stock options.

Why is this mix of equity used?

The Boards of Directors believe that the combination of stock options and performance-based restricted stock units appropriately rewards both absolute stock price growth and stock price growth relative to industry peers.

What are general practices with respect to equity grants?

The following equity award practices have been in place for many years:

•	Awards are granted under a Sempra Energy shareholder-approved plan
•	All grants of stock options are made at 100% of fair market value
•	Fair market value is defined as the closing price of Sempra Energy common stock on the date of grant
•	Grants of awards are not backdated or coordinated with the release of material information to result in favorable pricing
•	Grants are not repriced
•	Equity-based incentive awards are granted on the first trading day of the upcoming new year

In making the grants:

•	A dollar value is specified based on percentage of base salary
•	The dollar value is allocated between Sempra Energy restricted stock units and stock options
•	The number of shares granted each year is based on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	The precise number of shares to be granted to each executive officer for each type of award is calculated
•	Black-Scholes and Monte Carlo valuation models are applied using the closing price of Sempra Energy common stock on the grant date
•	The closing price of Sempra Energy common stock on the grant date establishes the exercise price for stock options

Equity awards may also be granted upon the hiring or promotion of executive officers or to reward extraordinary performance.

What is the value of equity grants?

The estimated grant date fair values of equity awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future stock price performance and may be more or less than grant date value targets.

The table below illustrates the estimated grant date fair value of 2009 awards as a percentage of base salary.

Estimated Grant Date Values for 2009 as a % of Base Salary	Percent of Value in
	Performance- Based RSUs 80%	+	Stock Options 20%	=	Total 100%

Debra L. Reed	144%		36%		180%
Michael R. Niggli	144%		36%		180%
Lee M. Stewart	96%		24%		120%
Anne S. Smith	96%		24%		120%
Robert M. Schlax	72%		18%		90%

Table 5.

Why performance-based restricted stock units?

Stock options are an important component of shareholder-aligned executive compensation; however, a more direct link to performance in comparison to indexes and peers was sought. To achieve this result, Sempra Energy performance-based restricted stock units are used as the major component of the equity grants. An additional advantage of performance-based restricted stock units is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This results in lower dilution.

What are the performance goals for restricted stock units?

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on Sempra Energy’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index as shown in the table below. The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Ranking versus S&P 500 Utilities Index *	Number of Sempra Energy Common Shares Received for Each Restricted Stock Unit

75th Percentile or Above	1.5
50th Percentile	1.0
35th Percentile or Below	0.0

*	If Sempra Energy ranks at or above the 50th percentile compared to the S&P 500 Utilities Index, participants will receive a minimum of 1.0 shares.

Table 6.

What were the results for the four-year performance period ending December 31, 2009?

Sempra Energy’s relative total shareholder return from 2006 to 2009 met the 94th percentile of the S&P 500 Utilities Index. As a result, all of the performance-based restricted stock for the 2006-2009 Long Term Incentive Plan cycle was released to plan participants.

Why stock options?

While playing a lesser role in the Sempra Energy utilities’ current pay program, Sempra Energy stock options remain an appropriate and highly motivating vehicle for delivering long-term incentives. Stock options become exercisable in equal annual installments over a four-year period. Options provide a direct link with shareholder interests, as they have no compensation value unless Sempra Energy’s stock price increases above the grant date price.

Benefit Plans

The Sempra Energy utilities’ executive officers also participate in other benefit programs including: 1) Health, Life Insurance and Disability Plans; 2) Retirement Plans; 3) Savings and Deferred Compensation Plans; and 4) Other Benefit Programs.

1. Health, Life Insurance and Disability Plans

The Sempra Energy utilities’ executive officers participate in life, disability, medical, dental and vision insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, certain Sempra Energy utilities executive officers also participate in the following:

•	A Medical Insurance Plan providing up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents
•	A Life Insurance Plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees)
•

A Long Term Disability Plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the companies’ basic Long Term Disability Plan

2. Retirement Plans

Executive officers participate in the Cash Balance Plan and most participate in a Supplemental Executive Retirement Plan (SERP).

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most employees. Executive officers who are not SERP participants participate, along with numerous other employees, in a Cash Balance Restoration Plan. This plan restores the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on tax-qualified plans.

Why does the company offer a supplemental retirement plan?

The Boards of Directors believe that retirement, savings and deferred compensation plans, in general, and the SERP in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are SERP benefits calculated?

The SERP provides certain executive officers with retirement benefits based on the executive’s final average pay2, years of service, and age at retirement. SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the cash balance plans and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Benefits under these plans use the same interest rates for calculating lump sum distributions.

3. Savings and Deferred Compensation Plans

Executive officers, together with most other employees, also participate in a broad-based, tax-qualified 401(k) savings plan. Officers may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The Sempra Energy utilities match one-half of the first 6% of the employee’s contributions. They also make an additional contribution of up to 1% of base pay if Sempra Energy meets or exceeds annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Executive officers also may defer up to 100% of their base salary and bonus under a deferred compensation plan. These deferrals may be directed into:

•	Funds that mirror the investments available under the 401(k) savings plans, including a Sempra Energy phantom stock account, and
•	A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

Deferred compensation plan participants receive company matching contributions identical to the matching contributions that would have been provided under the 401(k) savings plan, but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans.

All employee contributions, matching company contributions, and investment earnings in both the 401(k) savings plan and the deferred compensation plan vest immediately.

4. Other Benefit Programs

The Sempra Energy utilities provide certain other typical benefits to executive officers. The level and types of these benefits are reviewed each year to ensure that they are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. The Chief Executive Officer and the Chief Operating Officer of each company were in the past provided with an executive security specialist for personal and business driving in the context of an overall security plan. However, that benefit is no longer provided to any officer.

[2]	Final average pay is the average of the two highest years of base salary and average of the three highest annual bonuses prior to retirement.

Severance Pay and Change in Control Arrangements

Sempra Energy utilities’ executive officers have severance pay agreements that include change in control features. The agreements were updated in 2008 to ensure compliance with Section 409A of the Internal Revenue Code.

Why does the company provide severance agreements?

Severance arrangements are a prevalent market practice. The Sempra Energy utilities believe that they are effective in attracting executives who are leaving an existing employer, mitigating legal issues upon a separation of employment and retaining talent during uncertain times. By mitigating the effects of potential job loss, they reinforce management continuity, objectivity and focus on shareholder value, particularly in actual or potential change in control situations.

What benefits do severance pay agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when an executive officer’s employment is terminated other than for cause, death or disability, or when the executive terminates his or her employment for “good reason.”

What does termination for “Good Reason” mean?

A termination for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force the executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Does the agreement provide for additional benefits to offset any excise taxes incurred by the executive as a result of the severance payment?

To the extent that the executive officers would incur excise taxes in connection with severance payments, their severance agreements provide that they will be made whole for these taxes. These excise taxes are above and beyond regular income taxes that are paid by the executive and not reimbursed by the company.

Under a policy adopted in 2009, severance agreements for new officers will not provide tax gross-ups.

What happens to outstanding equity awards upon a change in control?

Under the Sempra Energy Long Term Incentive Plan, upon a change in control of Sempra Energy, all Sempra Energy stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding Sempra Energy restricted stock and restricted stock unit grants.

Acceleration of equity awards in change in control situations is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward-looking and appropriate to a company overseen by a newly created management team.

Impact of Regulatory Requirements

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are efficient and in full compliance with these requirements.

Share Ownership Guidelines

Share ownership guidelines have been established for the Sempra Energy utilities’ executive officers to further strengthen the link between company performance and compensation. The guidelines set minimum levels of Sempra Energy common stock ownership that officers are encouraged to achieve and maintain.

The guidelines are:

Executive Level	Share Ownership Guidelines
President and Chief Executive Officer	2x base salary
Chief Operating Officer	2x base salary
Senior Vice Presidents and Vice Presidents	1x base salary

Table 7.

For purposes of the guidelines, share ownership includes shares owned directly or through benefit plans, deferred compensation that executives invest in phantom shares and the vested portion of certain in-the-money stock options. Executive officers are expected to meet these guidelines within five years of hire or any officer level promotion. All officers are in compliance with the guidelines.

Employees, including executive officers, are prohibited from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy and its subsidiaries.

Conclusion

The Sempra Energy utilities’ executive compensation program is structured to provide competitive pay opportunities (levels found in the marketplace) and to reward outstanding individual and corporate performance.

For 2009, the total direct compensation (base salaries, bonuses paid, and the grant date value of long-term incentives) of Sempra Energy utilities’ executive officers generally fell within the third quartile (between the 50th percentile and 75th percentile) of the Fortune 500 market data.

Salaries are competitive and performance-based incentives are strongly aligned with the interests of shareholders. The Sempra Energy utilities’ will continue to monitor pay programs for alignment with performance, shareholder interests and competitive labor markets and will continue to offer the programs necessary to attract, retain and motivate top executive talent.

COMPENSATION REPORT OF THE BOARDS OF DIRECTORS

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed and discussed with management of the companies the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

SDG&E Board of Directors

Jessie J. Knight, Jr., Chairman

Javade Chaudhri

Joseph A. Householder

Mark A. Snell

April 20, 2010

SoCalGas and PE Boards of Directors

Michael W. Allman, Chairman

Javade Chaudhri

Joseph A. Householder

Mark A. Snell

April 20, 2010

EXECUTIVE COMPENSATION

The table below summarizes for the last three years the compensation of the executive officers of SDG&E, SoCalGas and PE for whom compensation information is required to be included in this Information Statement.

Summary Compensation Table (A)	Year	Salary	Stock Awards (B)	Option Awards (B)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (C)	All Other Compen- sation (D)	Total
			Restricted stock and restricted stock units	Service- based stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Debra L. Reed	2009	$595,400	$859,419	$118,450	$566,500	$1,038,282	$88,797	$3,266,848
Chair of the Board, President	2008	$575,100	$830,038	$224,820	$657,900	$428,388	$79,988	$2,796,234
and Chief Executive Officer	2007	$548,051	$771,107	$253,272	$529,000	$212,917	$168,417	$2,482,764
Michael R. Niggli	2009	$466,400	$672,433	$92,700	$443,800	$990,712	$60,863	$2,726,908
Chief Operating Officer	2008	$453,000	$655,572	$177,358	$518,300	$686,073	$62,266	$2,552,569
	2007	$432,352	$604,577	$199,296	$418,100	$569,940	$79,788	$2,304,053
Lee M. Stewart	2009	$340,300	$327,227	$45,320	$269,800	$331,746	$72,536	$1,386,929
Sr. Vice President –	2008	$333,800	$375,368	$101,169	$318,300	$22,774	$65,622	$1,217,033
Gas Operations	2007	$320,161	$347,541	$114,872	$259,000	$509,869	$98,191	$1,649,634
Anne S. Smith	2009	$331,900	$320,035	$44,290	$263,200	$616,988	$48,229	$1,624,642
Sr. Vice President –	2008	$320,900	$359,507	$97,422	$306,000	$271,187	$38,226	$1,393,242
Customer Services	2007	$301,161	$325,820	$107,952	$243,900	$147,102	$56,373	$1,182,308
Robert M. Schlax	2009	$266,700	$194,178	$26,780	$190,300	$43,244	$25,996	$747,198
Vice President, Chief Financial	2008	$248,862	$179,754	$48,711	$222,400	$28,233	$23,048	$751,008
Officer and Controller	2007	$228,160	$148,429	$49,824	$168,500	$25,295	$28,108	$648,316

(A)	On December 31, 2009, each of the named executive officers was an executive officer of both SDG&E and SoCalGas. At that time, Ms. Reed and Messrs. Niggli and Schlax also were executive officers of PE but were not additionally compensated for their services as such. Effective April 3, 2010, the companies made numerous organizational changes, as described under “Board Composition; Organizational Changes” on page 3. On that date, Ms. Reed relinquished her positions as an officer and director of all three companies to become an Executive Vice President of Sempra Energy; Mr. Niggli relinquished his positions as an officer and director of SoCalGas and PE, relinquished his position as a director of SDG&E, remained the Chief Operating Officer of SDG&E and took on the additional position of President of SDG&E; Mr. Stewart relinquished his position with SDG&E and remained the Senior Vice President – Gas Operations of SoCalGas; and Ms. Smith relinquished her senior vice president positions with SDG&E and SoCalGas and became the Chief Operating Officer of SoCalGas and PE.

(B)	Grant date fair value of Sempra Energy stock and option awards granted during the year. These amounts reflect the grant date estimate of the aggregate compensation expense that will be recognized over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 10 of Notes to Consolidated Financial Statements included in the companies’ joint Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. Amounts previously reported for 2008 and 2007 (amounts recognized as compensation expense for the year in respect of outstanding awards, including those granted in prior years) have been restated to conform to current grant date fair value reporting requirements.

Option awards consist solely of service-based stock options. A modified Black-Sholes valuation model is used to calculate their grant date fair value.

Stock awards consist solely of Sempra Energy performance-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. If all of the performance conditions were to be satisfied at their highest level, the value of the awards granted during 2009 (the maximum number of shares subject to the award multiplied by the grant date market price of the shares) would be $1,568,438 for Ms. Reed, $1,227,188 for Mr. Niggli, $597,188 for Mr. Stewart, $584,063 for Ms. Smith and $354,375 for Mr. Schlax.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(C)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and other pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2009 amounts are:

2009 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Debra L. Reed	$1,002,127	$36,155	$1,038,282
Michael R. Niggli	$923,963	$66,749	$990,712
Lee M. Stewart	$294,607	$37,139	$331,746
Anne S. Smith	$588,818	$28,170	$616,988
Robert M. Schlax	$43,244	$—	$43,244

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(D)	All Other Compensation amounts for 2009 are:

2009 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Debra L. Reed	$43,997	$20,112	$24,688	$88,797
Michael R. Niggli	$34,582	$21,579	$4,702	$60,863
Lee M. Stewart	$23,475	$22,061	$27,000	$72,536
Anne S. Smith	$22,706	$8,348	$17,175	$48,229
Robert M. Schlax	$17,446	$1,550	$7,000	$25,996

Amounts shown in the “Other” column consist of contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and the incremental cost to the companies (the hourly rate of drivers plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers. These amounts do not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which no more than nominal incremental cost is incurred or for which the executive reimburses the applicable company for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under Executive Incentive Plans. Longer-term incentives, typically Sempra Energy performance-based restricted stock and restricted stock unit awards and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

The table below summarizes 2009 grants of plan-based awards to each of the executive officers named in the Summary Compensation Table.

2009 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
									Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra L. Reed
Stock Options	1/02/09	12/11/08							23,000	$43.75	$118,450
Restricted Stock Units	1/02/09	12/11/08				—	23,900	35,850			$859,419
Annual Bonus			$—	$357,300	$714,500
Michael R. Niggli
Stock Options	1/02/09	12/11/08							18,000	$43.75	$92,700
Restricted Stock Units	1/02/09	12/11/08				—	18,700	28,050			$672,433
Annual Bonus			$—	$279,900	$559,700
Lee M. Stewart
Stock Options	1/02/09	12/11/08							8,800	$43.75	$45,320
Restricted Stock Units	1/02/09	12/11/08				—	9,100	13,650			$327,227
Annual Bonus			$—	$170,200	$340,300
Anne S. Smith
Stock Options	1/02/09	12/11/08							8,600	$43.75	$44,290
Restricted Stock Units	1/02/09	12/11/08				—	8,900	13,350			$320,035
Annual Bonus			$—	$166,000	$331,900
Robert M. Schlax
Stock Options	1/02/09	12/11/08							5,200	$43.75	$26,780
Restricted Stock Units	1/02/09	12/11/08				—	5,400	8,100			$194,178
Annual Bonus			$—	$120,100	$240,100

(A)	Grant and authorization dates applicable to equity incentive and option awards, which consist of Sempra Energy performance-based restricted stock units and service-based Sempra Energy stock options. Equity incentive awards are authorized by Sempra Energy’s Compensation Committee in December with awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock units and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards may also be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive awards consist of annual performance-based bonuses payable under Executive Incentive Plans. Amounts reported in the table represent estimates at the beginning of 2009 of bonuses expected to be paid under performance guidelines established at the beginning of the year. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation.

Bonus guidelines for 2009 for the Executive Incentive Plans of the Sempra Energy utilities were based on the earnings of the Sempra Energy utilities and Sempra Energy, and utility operational measures. Bonuses for targeted performance were set at levels ranging from 60% of base salary for the Chief Executive Officer to 45% of base salary for the Vice Presidents with maximum bonuses ranging from 120% to 90% of base salary.

(C)	Equity incentive plan awards consist of Sempra Energy performance-based restricted stock and restricted stock units granted under Sempra Energy’s Long Term Incentive Plan. During the performance period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement.

Shares subject to the performance-based restricted stock units granted in 2009 will vest or be forfeited at the beginning of 2013 based upon Sempra Energy’s total return to shareholders. The target number of shares will vest if Sempra Energy has achieved a cumulative total return to shareholders for a four-year performance period among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If Sempra Energy’s performance does not place among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

Sempra Energy permits each holder of restricted stock and restricted stock units to sell to the company (at the market price of its shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	All stock options are service-based options to purchase shares of Sempra Energy common stock granted under Sempra Energy’s Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of Sempra Energy’s common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement.

(E)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 10 of the Notes to Consolidated Financial Statements included in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

Outstanding Equity Awards at Year-End

The table below summarizes for each of the executive officers named in the Summary Compensation Table grants of equity awards outstanding at December 31, 2009. The grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End							Performance-Based Restricted Stock and Restricted Stock Units (B)
		Option Awards (Service-Based Stock Options) (A)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares

	Grant Date	Exercisable	Unexer- cisable
Debra L. Reed	01/02/09	—	23,000	$43.75		01/01/19	36,720	$2,055,574
	01/02/08	4,500	13,500	$61.41		01/01/18	24,174	1,353,267
	01/03/07	9,150	9,150	$56.77		01/02/17	22,925	1,283,316
	01/03/06	14,250	4,750	$46.14		01/02/16	—	—
	01/03/05	18,600	—	$36.30		01/02/15	—	—
	01/02/04	30,000	—	$30.20		01/01/14	—	—
	01/02/03	40,300	—	$24.37		01/01/13	—	—

		116,800	50,400	$39.42	(D)		83,819	$4,692,157

Michael R. Niggli	01/02/09	—	18,000	$43.75		01/01/19	28,731	$1,608,336
	01/02/08	3,550	10,650	$61.41		01/01/18	19,093	1,068,823
	01/03/07	7,200	7,200	$56.77		01/02/17	17,974	1,006,168
	01/03/06	12,075	4,025	$46.14		01/02/16	—	—
	01/03/05	15,800	—	$36.30		01/02/15	—	—
	01/02/04	25,400	—	$30.20		01/01/14	—	—
	01/02/03	32,600	—	$24.37		01/01/13
	09/25/00	10,000	—	$19.00		09/24/10	—	—

		106,625	39,875	$37.85	(D)		65,798	$3,683,327

Lee M. Stewart	01/02/09	—	8,800	$43.75		01/01/19	13,981	$782,666
	01/02/08	2,025	6,075	$61.41		01/01/18	10,932	611,987
	01/03/07	4,150	4,150	$56.77		01/02/17	10,332	578,396
	01/03/06	6,900	2,300	$46.14		01/02/16	—	—

		13,075	21,325	$51.69	(D)		35,245	$1,973,049

Anne S. Smith	01/02/09	—	8,600	$43.75		01/01/19	13,674	$765,465
	01/02/08	1,950	5,850	$61.41		01/01/18	10,470	586,129
	01/03/07	3,900	3,900	$56.77		01/02/17	9,686	542,246
	01/03/06	6,450	2,150	$46.14		01/02/16	—	—
	01/03/05	8,100	—	$36.30		01/02/15	—	—
	01/02/04	12,100	—	$30.20		01/01/14	—	—

		32,500	20,500	$44.42	(D)		33,830	$1,893,840

Robert M. Schlax	01/02/09	—	5,200	$43.75		01/01/19	8,358	$467,872
	01/02/08	975	2,925	$61.41		01/01/18	5,274	295,230
	01/03/07	1,800	1,800	$56.77		01/02/17	4,455	249,409
	01/03/06	2,925	975	$46.14		01/02/16	—	—

		5,700	10,900	$51.28	(D)		18,087	$1,012,511

(A)	Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units (rights to receive shares of Sempra Energy common stock). The awards will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited to the company.

The number of shares reported is the number of shares subject to the awards that would vest and their market value at December 31, 2009, based upon performance during the portion of the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the satisfaction of performance measures and may be fewer or greater than the number reported in the table.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $34.39 and $51.07 for Ms. Reed; $32.91 and $51.06 for Mr. Niggli; $51.88 and $51.57 for Mr. Stewart; $39.94 and $51.52 for Ms. Smith; and $52.11 and $50.85 for Mr. Schlax.

Option Exercises and Stock Vested

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2009 for each of the executive officers named in the Summary Compensation Table.

2009 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Debra L. Reed	20,500	$536,026	26,028	$1,472,668
Michael R. Niggli	—	$—	22,809	$1,277,597
Lee M. Stewart	54,425	$1,184,014	12,683	$717,614
Anne S. Smith	16,200	$471,906	11,801	$667,693
Robert M. Schlax	—	$—	5,404	$305,766

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)	Market value of vesting Sempra Energy stock (including reinvested dividends) at the vesting date.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, most executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

The table below summarizes the present value of accumulated benefits under the various retirement plans at December 31, 2009 for the executive officers named in the Summary Compensation Table.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Debra L. Reed	Cash Balance Plan	32	$862,322
	Supplemental Executive Retirement Plan	32	4,883,510

	Total		$5,745,832	(B)

Michael R. Niggli	Cash Balance Plan	9	$308,115
	Supplemental Executive Retirement Plan	9	3,931,199

	Total		$4,239,314	(C)

Lee M. Stewart	Cash Balance Plan	42	$1,728,885
	Supplemental Executive Retirement Plan	42	3,829,204

	Total		$5,558,089	(C)

Anne S. Smith	Cash Balance Plan	32	$928,091
	Supplemental Executive Retirement Plan	32	2,498,386

	Total		$3,426,477	(C)

Robert M. Schlax	Cash Balance Plan	4	$122,447

	Total		$122,447	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	Ms. Reed is vested in benefits under the Cash Balance Plan but not under the Supplemental Executive Retirement Plan defined benefit formula. Had her employment terminated at December 31, 2009, her benefits would have been $3,068,764. Mr. Schlax, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the cash balance plans, which include qualified Cash Balance Plan benefits and nonqualified Cash Balance Restoration Plan benefits which restore amounts that would have been payable under the Cash Balance Plan but for IRS limits on tax-qualified plans. Had his employment terminated on December 31, 2009, his benefit would have been $143,446.

(C)	Messrs. Niggli and Stewart and Ms. Smith, who at year-end were ages 60, 64, and 56, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2009 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $4,753,281 for Mr. Niggli, $5,623,869 for Mr. Stewart, and $4,894,562 for Ms. Smith.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives of the Sempra Energy utilities to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.32% for 2009) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

2009 Nonqualified Deferred Compensation	Executive Contributions in 2009 (A)	Company Contributions in 2009 (B)	Aggregate Earnings in 2009 (C)	Aggregate Balance at 12/31/09 (D)
Debra L. Reed	$37,037	$34,347	$470,287	$3,167,307
Michael R. Niggli	$145,101	$24,932	$345,372	$3,812,264
Lee M. Stewart	$150,188	$13,825	$352,002	$2,805,864
Anne S. Smith	$283,023	$13,069	$443,166	$2,973,178
Robert M. Schlax	$38,835	$7,796	$67,108	$264,308

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2009 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $37,037 for Ms. Reed, $145,101 for Mr. Niggli, $70,613 for Mr. Stewart, $68,823 for Ms. Smith, and $16,595 for Mr. Schlax.

(B)	Company contributions are identical to the amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, gains/(losses) for 2009 were $434,132 for Ms. Reed, $278,624 for Mr. Niggli, $314,863 for Mr. Stewart, $414,996 for Ms. Smith, and $67,108 for Mr. Schlax.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2009 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $2,253,710 for Ms. Reed, $2,460,475 for Mr. Niggli, $2,047,876 for Mr. Stewart, $1,984,344 for Ms. Smith, and $176,775 for Mr. Schlax.

Severance Pay and Change in Control Agreements

Sempra Energy has a severance pay agreement with each of the executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide for the payment of severance benefits in the event Sempra Energy and its subsidiaries were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability, or the executive were to do so for “good reason” as defined in the executive’s agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with Sempra Energy to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Sempra Energy’s stock option and restricted stock agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control, whether or not accompanied or followed by a termination of the executive’s employment.

The following table shows the benefits to which each executive officer named in the Summary Compensation Table would have been entitled had Sempra Energy or its subsidiaries terminated his or her employment (other than for cause, death or disability) at December 31, 2009, or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits provided by that agreement would not be subject to excise taxes for which the executive would be entitled to reimbursement. The table also shows the benefits the executive would have been entitled to receive (accelerated vesting of stock options and restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2009, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Debra L. Reed
Lump Sum Cash Payment (A)	$1,739,200	$2,318,933	$—
Acceleration of Existing Equity Awards (B)	—	4,401,961	4,401,961
Enhanced Retirement Benefits (C)	—	5,331,834	—
Health & Welfare Benefits (D)	27,522	53,051	—
Financial Planning (E)	50,000	50,000	—
Outplacement	50,000	50,000	—

Total	$1,866,722	$12,205,779	$4,401,961

Excise Tax Gross-Up (F)	$—	$4,356,989	$—

Michael R. Niggli
Lump Sum Cash Payment (A)	$1,405,600	$1,901,000	$—
Acceleration of Existing Equity Awards (B)	—	3,459,721	3,459,721
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	27,522	55,875	—
Financial Planning (E)	50,000	50,000	—
Outplacement	50,000	50,000	—

Total	$1,533,122	$5,516,596	$3,459,721

Excise Tax Gross-Up (F)	$—	$—	$—

Lee M. Stewart
Lump Sum Cash Payment (A)	$921,850	$1,233,600	$—
Acceleration of Existing Equity Awards (B)	—	1,871,962	1,871,962
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	27,522	55,760	—
Financial Planning (E)	50,000	50,000	—
Outplacement	50,000	50,000	—

Total	$1,049,372	$3,261,322	$1,871,962

Excise Tax Gross-Up (F)	$—	$—	$—

Anne S. Smith
Lump Sum Cash Payment (A)	$887,250	$1,183,000	$—
Acceleration of Existing Equity Awards (B)	—	1,793,307	1,793,307
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	21,384	44,782	—
Financial Planning (E)	50,000	50,000	—
Outplacement	50,000	50,000	—

Total	$1,008,634	$3,121,089	$1,793,307

Excise Tax Gross-Up (F)	$—	$—	$—

Robert M. Schlax
Lump Sum Cash Payment (A)	$445,133	$667,700	$—
Acceleration of Existing Equity Awards (B)	—	937,273	937,273
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	20,594	32,478	—
Financial Planning (E)	25,000	50,000	—
Outplacement	50,000	50,000	—

Total	$540,727	$1,737,451	$937,273

Excise Tax Gross-Up (F)	$—	$695,903	$366,333

(A)	Severance payment equal to one to 1.5 times (1.5 to two times following a change in control) the sum of annual base salary and the average of the last three annual bonuses. Excludes payment of bonus earned for the year of termination.

(B)	Fair market value at December 31, 2009, of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $259,746 for Mr. Niggli, $130,256 for Mr. Stewart, and $126,334 for Ms. Smith. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	For Ms. Reed, Mr. Niggli and Ms. Smith, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health insurance benefits for periods ranging from 12 to 18 months for termination unrelated to a change in control, and continuation of health, life, executive life, disability and accident benefits for periods ranging from 18 to 24 months for termination after a change in control.

(E)	Estimated value associated with continuation of financial planning services for periods ranging from 12 to 18 months for termination unrelated to a change in control, and for periods ranging from 18 to 24 months for termination after a change in control.

(F)	Gross up payment to fully reimburse the executive for excise taxes associated with change in control payments that exceed 2.99 times the executive’s five-year average compensation. The executive is not reimbursed for other taxes associated with the amounts shown in the Total line.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or for cause are not entitled to enhanced benefits.

ANNUAL REPORTS

The companies are mailing the joint Annual Report to Shareholders of Sempra Energy, SDG&E, PE and SoCalGas to their shareholders together with this Information Statement.

This Notice of Annual Meetings and this Information Statement are sent by order of the Boards of Directors of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises.

Jennifer F. Jett

Corporate Secretary

Dated: April 29, 2010